Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Huseby

Syniverse Investor Relations

+1.813.637.5000

Syniverse names David Hitchcock as CFO

TAMPA, Fla. – May 24, 2007 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global telecommunications industry, today named David W. Hitchcock as chief financial officer. Hitchcock joins Syniverse effective June 4 from Alcatel-Lucent (NYSE:ALU) where he has held the position of chief financial officer for North America since 2006.

“David’s tenure at Alcatel-Lucent has given him broad experience in multiple business lines in a global environment,” said Tony Holcombe, President and CEO of Syniverse. “He brings to Syniverse a thorough understanding of the telecommunications industry, strong technical accounting skills, and an excellent reputation for financial planning and analysis. Both the Board of Directors and I are excited to have someone with David’s expertise join Syniverse as CFO.”

Hitchcock brings almost 20 years of experience in corporate finance to Syniverse. Prior to his most recent position, he held a wide range of key financial leadership roles, including corporate controller for Lucent Technologies as well as business operations and financial vice president for Lucent Worldwide Services.

“I’m delighted to be joining the Syniverse team,” Hitchcock said. “The company has an impressive 20-year heritage of serving the telecommunications industry, and I’m honored to be a part of its future as it continues to expand globally.”

Hitchcock, who is a certified public accountant, earned both his master’s of business administration degree in finance and bachelor’s degree in accounting from Wake Forest University.

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About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 350 communications companies in over 50 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated

Syniverse Technologies 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 1.813.637.5000 www.syniverse.com data and video services wherever and whenever subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Syniverse Technologies 8125 Highwoods Palm Way, Tampa, FL USA 33647-1765 1.813.637.5000 www.syniverse.com